EXHIBIT 10.16

COMMERCIAL LEASE AGREEMENT

THIS LEASE (this "Lease") dated this 1st day of April, 2015

BETWEEN:

BTND Checkers LLC of 405 Main Ave, Suite 2D West Fargo, North Dakota, 58078 Telephone: 701-277-0080 (the "Landlord")

OF THE FIRST PART

- AND -
BTND LLC of 405 Main Ave W, Suite 2D West Fargo, North Dakota, 58078 (the "Tenant")

OF THE SECOND PART

IN CONSIDERATION OF the Landlord leasing certain premises to the Tenant, the Tenant leasing those premises from the Landlord and the mutual benefits and obligations set forth in this Lease, the receipt and sufficiency of which consideration is hereby acknowledged, the Parties to this Lease (the "Parties") agree as follows:

Definitions

1.	When used in this Lease, the following expressions will have the meanings indicated:

a.	"Additional Rent" means all amounts payable by the Tenant under this Lease except Base Rent, whether or not specifically designated as Additional Rent elsewhere in this Lease;

b.

"Building" means all buildings, improvements, equipment, fixtures, property and facilities from time to time located at 1011 Robert St South, West St Paul, MN, 55118, as from time to time altered, expanded or reduced by the Landlord in its sole discretion;

c.	"Common Areas and Facilities" mean:

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i.

those portions of the Building areas, buildings, improvements, facilities, utilities, equipment and installations in or forming part of the Building which from time to time are not designated or intended by the Landlord to be leased to tenants of the Building including, without limitation, exterior weather walls, roofs, entrances and exits, parking areas, driveways, loading docks and area, storage, mechanical and electrical rooms, areas above and below leasable premises and not included within leasable premises, security and alarm equipment, grassed and landscaped areas, retaining walls and maintenance, cleaning and operating equipment serving the Building; and

ii.

those lands, areas, buildings, improvements, facilities, utilities, equipment and installations which serve or are for the useful benefit of the Building, the tenants of the Building or the Landlord and those having business with them, whether or not located within, adjacent to or near the Building and which are designated from time to time by the Landlord as part of the Common Areas and Facilities;

d.	"Leasable Area" means the restaurant at 1011 Robert St South, West St Paul, MN, 55118;

e.	"Premises" means the restaurant at 1011 Robert St South, West St Paul, MN, 55118;

f.

"Proportionate Share" means a fraction, the numerator of which is the Leasable Area of the Premises and the denominator of which is the aggregate of the Leasable Area of all rentable premises in the Building.

g.	"Rent" means the total of Base Rent and Additional Rent.

Leased Premises

2.

The Landlord agrees to rent to the Tenant the restaurant municipally described as “MICHEL B ADDITION 3 9”, 1011 Robert St South, West St Paul, MN, 55118, (the "Premises"). The Premises will be used for only the following permitted use (the "Permitted Use"): As a quick service restaurant. Neither the Premises nor any part of the Premises will be used at any time during the term of this Lease by Tenant for any purpose other than the Permitted Use.

Term

3.	The term of the Lease commences at 12:00 noon on April 1, 2015 and ends at 12:00 noon on March 31, 2017.

4.

Should the Tenant remain in possession of the Premises with the consent of the Landlord after the natural expiration of this Lease, a new tenancy from month to month will be created between the Landlord and the Tenant which will be subject to all the terms and conditions of this Lease but will be terminable upon either party giving one month's notice to the other party.

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Rent

5.

Subject to the provisions of this Lease, the Tenant will pay a base rent of $4,500.00, payable per month, for the Premises (the "Base Rent"). In addition to the Base Rent, the Tenant will pay the following taxes to the appropriate government agencies: property taxes to Dakota County, MN, or any other authorized legal entity entitled to levy taxes upon the property.

6.	The Tenant will pay the Base Rent on or before the First of each and every month of the term of this Lease to the Landlord.

Operating Costs

7.

In addition to the Base Rent, the Tenant will pay as Additional Rent, without setoff, abatement or deduction, its Proportionate Share of all of the Landlord's costs, charges and expenses of operating, maintaining, repairing, replacing and insuring the Building including the Common Areas and Facilities from time to time and the carrying out of all obligations of the Landlord under this Lease and similar leases with respect to the Building ("Operating Costs").

8.

Except as otherwise provided in this Lease, Operating Costs will not include debt service, depreciation, costs determined by the Landlord from time to time to be fairly allocable to the correction of construction faults or initial maladjustments in operating equipment, all management costs not allocable to the actual maintenance, repair or operation of the Building (such as in connection with leasing and rental advertising), work performed in connection with the initial construction of the Building and the Premises and improvements and modernization to the Building subsequent to the date of original construction which are not in the nature of a repair or replacement of an existing component, system or part of the Building.

9.	Operating Costs will also not include the following:

a.	any increase in insurance premiums to the center as a result of business activities of other Tenants;

b.	the costs incurred or accrued due to the willful act or negligence of the Landlord or anyone acting on behalf of the Landlord;

c.	structural repairs; or

d.	costs for which the Landlord is reimbursed by insurers or covered by warranties.

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10.	The Tenant will pay:

a.

To the Landlord, the Tenant's Proportionate Share of all real property taxes, rates, duties, levies and assessments which are levied, rated, charged, imposed or assessed by any lawful taxing authority (whether federal, state, district, municipal, school or otherwise) against the Building and the land or any part of the Building and land from time to time or any taxes payable by the Landlord which are charged in lieu of such taxes or in addition to such taxes, but excluding income tax upon the income of the Landlord to the extent that such taxes are not levied in lieu of real property taxes against the Building or upon the Landlord in respect of the Building.

b.

To the lawful taxing authorities, or to the Landlord, as it may direct, as and when the same become due and payable, all taxes, rates, use fees, duties, assessments and other charges that are levied, rated, charged or assessed against or in respect of all improvements, equipment and facilities of the Tenant on or in default by the Tenant and in respect of any business carried on in the Premises or in respect of the use or occupancy of the Premises by the Tenant and every subtenant, licensee, concessionaire or other person doing business on or from the Premises or occupying any portion of the Premises.

11.	For any rent review negotiation, the basic rent will be calculated as being the higher of the Base Rent payable immediately before the date of review and the Open Market Rent on the date of review.

Landlord's Estimate

12.

The Landlord may, in respect of all taxes and Operating Costs and any other items of Additional Rent referred to in this Lease compute bona fide estimates of the amounts which are anticipated to accrue in the next following lease year, calendar year or fiscal year, or portion of such year, as the Landlord may determine is most appropriate for each and of all items of Additional Rent, and the Landlord may provide the Tenant with written notice and a reasonable breakdown of the amount of any such estimate, and the Tenant, following receipt of such written notice of the estimated amount and breakdown will pay to the Landlord such amount, in equal consecutive monthly installments throughout the application period with the monthly installments of Base Rent. With respect to any item of Additional rent which the Landlord has not elected to estimate from time to time, the Tenant will pay to the Landlord the amount of such item of Additional Rent, determined under the applicable provisions of this Lease, immediately upon receipt of an invoice setting out such items of Additional Rent. Within one hundred and twenty (120) days of the conclusion of each year of the term or a portion of a year, as the case may be, calendar year or fiscal year, or portion of such year, as the case may be, for which the Landlord has estimated any item of Additional Rent, the Landlord will compute the actual amount of such item of Additional Rent, and make available to the Tenant for examination a statement providing the amount of such item of Additional Rent and the calculation of the Tenant's share of that Additional Rent for such year or portion of such year. If the actual amount of such items of Additional Rent, as set out in the any such statement, exceeds the aggregate amount of the installments paid by the Tenant in respect of such item, the Tenant will pay to the Landlord the amount of excess within fifteen (15) days of receipt of any such statement. If the contrary is the case, any such statement will be accompanied by a refund to the Tenant of any such overpayment without interest, provided that the Landlord may first deduct from such refund any rent which is then in arrears.

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Use and Occupation

13.

The Tenant will use and occupy the Premises only for the Permitted Use and for no other purpose whatsoever. The Tenant will carry on business under the name of “It’s Burger Time” and will not change such name without the prior written consent of the Landlord, such consent not to be unreasonably withheld. The Tenant will open the whole of the Premises for business to the public fully fixtured, stocked and staffed on the date of commencement of the term and throughout the term, will continuously occupy and utilize the entire Premises in the active conduct of its business in a reputable manner on such days and during such hours of business as may be determined from time to time by the Landlord.

14.

The Tenant covenants that the Tenant will carry on and conduct its business from time to time carried on upon the Premises in such manner as to comply with all statutes, bylaws, rules and regulations of any federal, provincial, municipal or other competent authority and will not do anything on or in the Premises in contravention of any of them.

Quiet Enjoyment

15.	The Landlord covenants that on paying the Base Rent and performing the covenants contained in this Lease, the Tenant will peacefully and quietly have, hold, and enjoy the Premises for the agreed term.

Distress

16.

If and whenever the Tenant is in default in payment of any money, whether hereby expressly reserved or deemed as rent, or any part of the rent, the Landlord may, without notice or any form of legal process, enter upon the Premises and seize, remove and sell the Tenant's goods, chattels and equipment from the Premises or seize, remove and sell any goods, chattels and equipment at any place to which the Tenant or any other person may have removed them, in the same manner as if they had remained and been distrained upon the Premises, all notwithstanding any rule of law or equity to the contrary, and the Tenant hereby waives and renounces the benefit of any present or future statute or law limiting or eliminating the Landlord's right of distress.

Overholding

17.

If the Tenant continues to occupy the Premises without the written consent of the Landlord after the expiration or other termination of the term, then, without any further written agreement, the Tenant will be a month-to-month tenant at a minimum monthly rental equal to twice the Base Rent and subject always to all of the other provisions of this Lease insofar as the same are applicable to a month-to-month tenancy and a tenancy from year to year will not be created by implication of law.

18.

If the Tenant continues to occupy the Premises without the written consent of the Landlord at the expiration or other termination of the term, then the Tenant will be a tenant at will and will pay to the Landlord, as liquidated damages and not as rent, an amount equal to twice the Base Rent plus any Additional Rent during the period of such occupancy, accruing from day to day and adjusted pro rata accordingly, and subject always to all the other provisions of this Lease insofar as they are applicable to a tenancy at will and a tenancy from month to month or from year to year will not be created by implication of law; provided that nothing in this clause contained will preclude the Landlord from taking action for recovery of possession of the Premises.

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Additional Rights on Reentry

19.	If the Landlord reenters the Premises or terminates this Lease, then:

a.	notwithstanding any such termination or the term thereby becoming forfeited and void, the provisions of this Lease relating to the consequences of termination will survive;

b.

the Landlord may use such reasonable force as it may deem necessary for the purpose of gaining admittance to and retaking possession of the Premises and the Tenant hereby releases the Landlord from all actions, proceedings, claims and demands whatsoever for and in respect of any such forcible entry or any loss or damage in connection therewith or consequential thereupon;

c.

the Landlord may expel and remove, forcibly, if necessary, the Tenant, those claiming under the Tenant and their effects, as allowed by law, without being taken or deemed to be guilty of any manner of trespass;

d.

in the event that the Landlord has removed the property of the Tenant, the Landlord may store such property in a public warehouse or at a place selected by the Landlord, at the expense of the Tenant. If the Landlord feels that it is not worth storing such property given its value and the cost to store it, then the Landlord may dispose of such property in its sole discretion and use such funds, if any, towards any indebtedness of the Tenant to the Landlord. The Landlord will not be responsible to the Tenant for the disposal of such property other than to provide any balance of the proceeds to the Tenant after paying any storage costs and any amounts owed by the Tenant to the Landlord;

e.

the Landlord may relet the Premises or any part of the Premises for a term or terms which may be less or greater than the balance of the term of this Lease remaining and may grant reasonable concessions in connection with such reletting including any alterations and improvements to the Premises;

f.

after reentry, the Landlord may procure the appointment of a receiver to take possession and collect rents and profits of the business of the Tenant, and, if necessary to collect the rents and profits the receiver may carry on the business of the Tenant and take possession of the personal property used in the business of the Tenant, including inventory, trade fixtures, and furnishings, and use them in the business without compensating the Tenant;

g.

after reentry, the Landlord may terminate the Lease on giving 5 days written notice of termination to the Tenant. Without this notice, reentry of the Premises by the Landlord or its agents will not terminate this Lease;

h.	the Tenant will pay to the Landlord on demand:

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i.	all rent, Additional Rent and other amounts payable under this Lease up to the time of reentry or termination, whichever is later;

ii.

reasonable expenses as the Landlord incurs or has incurred in connection with the reentering, terminating, reletting, collecting sums due or payable by the Tenant, realizing upon assets seized; including without limitation, brokerage, fees and expenses and legal fees and disbursements and the expenses of keeping the Premises in good order, repairing the same and preparing them for reletting; and

iii.

as liquidated damages for the loss of rent and other income of the Landlord expected to be derived from this Lease during the period which would have constituted the unexpired portion of the term had it not been terminated, at the option of the Landlord, either:

i.

an amount determined by reducing to present worth at an assumed interest rate of twelve percent (12%) per annum all Base Rent and estimated Additional Rent to become payable during the period which would have constituted the unexpired portion of the term, such determination to be made by the Landlord, who may make reasonable estimates of when any such other amounts would have become payable and may make such other assumptions of the facts as may be reasonable in the circumstances; or

ii.	an amount equal to the Base Rent and estimated Additional Rent for a period of six (6) months.

Renewal of Lease

20.

Upon giving written notice no later than 60 days before the expiration of the term of this Lease, the Tenant may renew this Lease for an additional term. All terms of the renewed lease will be the same except for any signing incentives/inducements and this renewal clause and the amount of the rent. If the Landlord and the Tenant can not agree as to the amount of the Rent, the amount of the Rent will be determined by mediation. The Rent should be determined taking into consideration the market rent of simliarly improved premises in the market, as well as the location, use, age, and size of premises.

Tenant Improvements

21.	The Tenant will obtain written permission from the Landlord before doing any of the following:

a.	applying adhesive materials, or inserting nails or hooks in walls or ceilings other than two small picture hooks per wall;

b.	painting, wallpapering, redecorating or in any way significantly altering the appearance of the Premises;

c.	removing or adding walls, or performing any structural alterations;

d.	installing a waterbed(s);

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e.	changing the amount of heat or power normally used on the Premises as well as installing additional electrical wiring or heating units;

f.	placing or exposing or allowing to be placed or exposed anywhere inside or outside the Premises any placard, notice or sign for advertising or any other purpose; or

g.	affixing to or erecting upon or near the Premises any radio or TV antenna or tower.

Utilities and Other Costs

22.	The Tenant is responsible for the direct payment of the following utilities and other charges in relation to the Premises: electricity, natural gas, water, sewer, telephone, Internet and cable.

Insurance

23.

The Tenant is hereby advised and understands that the personal property of the Tenant is not insured by the Landlord for either damage or loss, and the Landlord assumes no liability for any such loss. The Tenant is advised that, if insurance coverage is desired by the Tenant, the Tenant should inquire of Tenant's insurance agent regarding a Tenant's Policy of Insurance.

Attorney Fees

24.

All costs, expenses and expenditures including and without limitation, complete legal costs incurred by the Landlord on a solicitor/client basis as a result of unlawful detainer of the Premises, the recovery of any rent due under the Lease, or any breach by the Tenant of any other condition contained in the Lease, will forthwith upon demand be paid by the Tenant as Additional Rent. All rents including the Base Rent and Additional Rent will bear interest at the rate of Twelve (12%) per cent per annum from the due date until paid.

Governing Law

25.

It is the intention of the Parties to this Lease that the tenancy created by this Lease and the performance under this Lease, and all suits and special proceedings under this Lease, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of Minnesota, without regard to the jurisdiction in which any action or special proceeding may be instituted.

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Severability

26.

If there is a conflict between any provision of this Lease and the applicable legislation of the State of Minnesota (the 'Act'), the Act will prevail and such provisions of the Lease will be amended or deleted as necessary in order to comply with the Act. Further, any provisions that are required by the Act are incorporated into this Lease.

Assignment and Subletting

27.

The Tenant will not assign this Lease, or sublet or grant any concession or license to use the Premises or any part of the Premises. An assignment, subletting, concession, or license, whether by operation of law or otherwise, will be void and will, at Landlord's option, terminate this Lease.

Bulk Sale

28.

No bulk sale of goods and assets of the Tenant may take place without first obtaining the written consent of the Landlord, which consent will not be unreasonably withheld so long as the Tenant and the Purchaser are able to provide the Landlord with assurances, in a form satisfactory to the Landlord, that the Tenant’s obligations in this Lease will continue to be performed and respected, in the manner satisfactory to the Landlord, after completion of the said bulk sale.

Additional Provisions

29.	There are no other provisions

Care and Use of Premises

30.	The Tenant will promptly notify the Landlord of any damage, or of any situation that may significantly interfere with the normal use of the Premises.

31.	The Tenant will not make (or allow to be made) any noise or nuisance which, in the reasonable opinion of the Landlord, disturbs the comfort or convenience of other tenants.

32.	The Tenant will not engage in any illegal trade or activity on or about the Premises.

33.	The Landlord and Tenant will comply with standards of health, sanitation, fire, housing and safety as required by law.

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Surrender of Premises

34.

At the expiration of the lease term, the Tenant will quit and surrender the Premises in as good a state and condition as they were at the commencement of this Lease, reasonable use and wear and damages by the elements excepted.

Hazardous Materials

35.

Tenant is responsible for any hazardous materials, including permitting, handling, disposal and any requisite legal responsibilities. Tenant will indemnify Landlord in regard to any material deemed to be hazardous that is the result of Tenant’s actions.

Rules and Regulations

36.

The Tenant will obey all rules and regulations posted by the Landlord regarding the use and care of the Building, parking lot, laundry room and other common facilities that are provided for the use of the Tenant in and around the Building on the Premises.

General Provisions

37.

Any waiver by the Landlord of any failure by the Tenant to perform or observe the provisions of this Lease will not operate as a waiver of the Landlord's rights under this Lease in respect of any subsequent defaults, breaches or nonperformance and will not defeat or affect in any way the Landlord's rights in respect of any subsequent default or breach.

38.

This Lease will extend to and be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns, as the case may be, of each party to this Lease. All covenants are to be construed as conditions of this Lease.

39.	All sums payable by the Tenant to the Landlord pursuant to any provision of this Lease will be deemed to be Additional Rent and will be recovered by the Landlord as rental arrears.

40.	Where there is more than one Tenant executing this Lease, all Tenants are jointly and severally liable for each other's acts, omissions and liabilities pursuant to this Lease.

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IN WITNESS WHEREOF the Parties to this Lease have duly affixed their signatures under hand and seal, or by a duly authorized officer under seal, on this 1st day of April, 2015.

BTND Checkers LLC (Landlord)

Per:	/s/ Gary Copperud	(SEAL)

BTND LLC (Tenant)

Per:	/s/ Gary Copperud	(SEAL)

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